EXHIBIT 99.1

P.O. Box 25099 ☐ Richmond, VA 23260 ☐ Phone: (804) 359-9311 ☐ Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	2:15 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
	Email:	investor@universalleaf.com

Universal Corporation Announces Improved First Quarter Earnings

Richmond, VA, August 5, 2008 / PRNEWSWIRE

George C. Freeman, III, President and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that net income for the first quarter of fiscal year 2009, which ended on June 30, 2008, was $21.1 million, or $0.64 per diluted share. Those results represented a significant improvement over last year’s income from continuing operations of $18.2 million, or $0.52 per diluted share, which included about $3.3 million in restructuring costs ($0.08 per diluted share), primarily related to Canadian and African operations. The year-to-year improvement in first quarter results was due to higher shipments in several countries, a lower effective income tax rate, and the absence of write-downs in Africa and restructuring charges. Net income last year was $18.7 million, or $0.54 per diluted share, including the results of discontinued operations. Revenues for the quarter were about $506 million, a 12% increase over last year due to increases in tobacco prices related to higher prices paid to farmers and the weak U.S. dollar, as well as higher volumes.

Mr. Freeman stated, “The year has begun on a positive note. Our operations continue to be strong, and we have made significant operating improvements in Africa since last year. Although we have more work to do and the improvements have not yet shown up in income, it is gratifying to see the results of the hard work of so many people. To be sure, we have our usual complement of timing differences in the quarter compared to last year. Although some shipments from South America are later this year, we enjoyed the benefits of carryover sales of leaf in other areas. Looking ahead, we are continuing to work with our customers and suppliers to ensure security of supply, a key issue for the industry. We do not expect that current low levels of inventory available for sale will be drastically increased after this season’s crops are complete, despite significantly larger burley crops in Africa. The tight markets, combined with the weak U.S. dollar and competition from alternative crops for farm acreage, make controlling the cost of leaf a continuing and extraordinary challenge for us. We have been working to find the delicate balance between controlling cost and providing the required incentives to farmers. We are on solid financial footing. By June 30, 2008, we had purchased about 1.4 million shares of our common stock for a total of $71 million. We continue to return funds to shareholders through dividends and share repurchases, and we believe that we have been taking the necessary actions to improve our performance for the long term.”

The North America segment of the flue-cured and burley operations reported a small loss in the quarter, which is a seasonally low operating period. Their performance was significantly better than last year primarily because of increased volumes of old crop tobacco in the United States and Canada. Those shipments also caused revenues for this segment to increase by nearly 40% to $48 million.

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Universal Corporation

The Other Regions segment of the flue-cured and burley operations earned $35 million, compared to $32 million in the same quarter in fiscal year 2008. The primary reason for the improvement was the absence of charges in Africa related to the Company’s exit from flue-cured growing projects in Malawi. In the first quarter last year, Africa operations recognized $5 million in write-downs, which were more than offset by higher shipments of old crop burley tobacco. Although no carryover burley tobacco was available this year, the region benefited from sales of old crop flue-cured tobacco, which largely offset the absence of burley sales. In South America, results were hampered by delayed shipments, lower currency-related gains on local currency assets and forward contracts, and an unfavorable variance on loss provisions on farmer receivables and guarantees. Results of European operations improved primarily on higher volumes in its tobacco sheet business. Revenues for the Other Regions segment increased by about 17% to about $400 million due to higher local currency prices paid to farmers in most areas and the weak U.S. dollar, as well as higher volumes in several countries.

Earnings for Other Tobacco Operations segment were much lower in the quarter because, as the Company noted last year, a major portion of the volumes of the Special Services group were absorbed by other operating units and certain customers discontinued just-in-time services. These changes caused acceleration of shipments last year. Further purchases by affected customers will be reflected in results as the crops in each region are sold in their normal seasonal pattern. Segment operating earnings were $3.4 million compared to $7.1 million last year. Revenues were $56 million, down $16 million from last year, largely related to Special Services.

The Company’s effective income tax rate on pre-tax earnings from continuing operations for the quarter ended June 30, 2008, and expected for fiscal year 2009, was approximately 33%. That rate is significantly below last year’s rate for the quarter of 38.5%. The reasons for the change are described in the accompanying financial statements.

Additional information

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2008.

At 5:00 p.m. (Eastern Time) on August 5, 2008, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site for three months. A taped replay of the call will also be available until November 4, 2008, by dialing (800) 642-1687. The confirmation number to access the replay is 58923101.

Headquartered in Richmond, Virginia, Universal Corporation is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. Its revenues from continuing operations for the fiscal year ended March 31, 2008, were $2.1 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of dollars, except per share data)

	Three Months Ended June 30,
	2008	2007
	(Unaudited)
Sales and other operating revenues	$506,287	$450,217
Costs and expenses
Cost of goods sold	403,253	366,049
Selling, general and administrative expenses	64,847	51,107
Restructuring costs	—	3,304

Operating income	38,187	29,757
Equity in pretax earnings (loss) of unconsolidated affiliates	(50)	1,143
Interest income	950	4,288
Interest expense	7,666	11,391

Income before income taxes and other items	31,421	23,797
Income taxes	10,281	9,156
Minority interests, net of income taxes	29	(3,537)

Income from continuing operations	21,111	18,178
Income from discontinued operations, net of income taxes	0	530

Net income	21,111	18,708

Dividends on convertible perpetual preferred stock	(3,712)	(3,713)

Earnings available to common shareholders	$17,399	$14,995

Basic earnings per common share:
From continuing operations	$0.65	$0.53
From discontinued operations	—	0.02

Net income	$0.65	$0.55

Diluted earnings per common share:
From continuing operations	$0.64	$0.52
From discontinued operations	—	0.02

Net income	$0.64	$0.54

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	June 30, 2008	June 30, 2007	March 31, 2008
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$141,805	$320,764	$186,070
Short-term investments	28,939	—	58,889
Accounts receivable, net	224,854	213,100	231,107
Advances to suppliers, net	116,254	66,717	149,376
Accounts receivable—unconsolidated affiliates	16,183	47,343	43,718
Inventories—at lower of cost or market:
Tobacco	965,244	814,564	602,945
Other	63,766	45,713	42,562
Prepaid income taxes	13,005	9,036	17,696
Deferred income taxes	24,281	22,824	22,737
Other current assets	93,216	54,099	61,960
Current assets of discontinued operations	—	8,295	—

Total current assets	1,687,547	1,602,455	1,417,060

Property, plant and equipment
Land	16,516	16,795	16,460
Buildings	256,470	242,966	254,737
Machinery and equipment	517,272	519,097	519,695

	790,258	778,858	790,892
Less accumulated depreciation	(463,345)	(422,401)	(456,059)

	326,913	356,457	334,833

Other assets
Goodwill and other intangibles	106,413	104,371	106,647
Investments in unconsolidated affiliates	115,744	105,931	116,185
Deferred income taxes	50,164	78,285	49,632
Other noncurrent assets	92,922	130,343	109,755

	365,243	418,930	382,219

Total assets	$2,379,703	$2,377,842	$2,134,112

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	June 30, 2008	June 30, 2007	March 31, 2008
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Notes payable and overdrafts	$260,590	$124,221	$126,229
Accounts payable and accrued expenses	233,493	259,117	210,354
Accounts payable—unconsolidated affiliates	119	27	10,343
Customer advances and deposits	165,945	132,434	21,030
Accrued compensation	19,128	15,874	25,484
Income taxes payable	7,133	12,863	8,886
Current portion of long-term obligations	—	164,000	—
Current liabilities of discontinued operations	—	2,757	—

Total current liabilities	686,408	711,293	402,326
Long-term obligations	399,496	398,122	402,942

Pensions and other postretirement benefits	91,776	103,218	88,278

Other long-term liabilities	81,828	86,728	84,958

Deferred income taxes	44,072	30,663	36,795

Total liabilities	1,303,580	1,330,024	1,015,299

Minority interests	3,171	2,286	3,182

Shareholders’ equity
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 shares authorized, 219,999 shares issued and outstanding (219,999 at June 30, 2007, and March 31, 2008)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 26,095,635 shares issued and outstanding (27,356,307 at June 30, 2007, and 27,162,150 at March 31, 2008)	200,763	196,809	206,436
Retained earnings	671,322	674,303	711,655
Accumulated other comprehensive loss	(12,156)	(38,603)	(15,483)

Total shareholders’ equity	1,072,952	1,045,532	1,115,631

Total liabilities and shareholders’ equity	$2,379,703	$2,377,842	$2,134,112

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Three Months Ended June 30,
	2008	2007
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS:
Net income	$21,111	$18,708
Adjustments to reconcile net income to net cash used by operating activities of continuing operations:
Net loss (income) from discontinued operations	—	(530)
Depreciation	10,292	10,813
Amortization	249	393
Provisions for losses on advances and guaranteed loans to suppliers	3,766	780
Restructuring costs	—	3,304
Other, net	10,003	(2,469)
Changes in operating assets and liabilities, net	(182,739)	(73,597)

Net cash used by operating activities of continuing operations	(137,318)	(42,598)

CASH FLOWS FROM INVESTING ACTIVITIES OF CONTINUING OPERATIONS:
Purchase of property, plant and equipment	(6,126)	(6,851)
Purchases of short-term investments	(9,658)	—
Maturities and sales of short-term investments	39,608	—
Proceeds from sale of business, less cash of business sold	—	25,156
Proceeds from sale of property, plant and equipment, and other	3,866	110

Net cash provided by investing activities of continuing operations	27,690	18,415

CASH FLOWS FROM FINANCING ACTIVITIES OF CONTINUING OPERATIONS:
Issuance (repayment) of short-term debt, net	127,318	(13,761)
Issuance of common stock	37	15,773
Repurchase of common stock	(47,229)	—
Dividends paid on convertible perpetual preferred stock	(3,712)	(3,713)
Dividends paid on common stock	(11,729)	(12,054)
Other	—	(1)

Net cash provided (used) by financing activities of continuing operations	64,685	(13,756)

Net cash used by continuing operations	(44,943)	(37,939)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities of discontinued operations	—	3,149
Net cash used by investing activities of discontinued operations	—	(5)
Net cash used by financing activities of discontinued operations	—	(2,443)

Net cash provided by discontinued operations	—	701

Effect of exchange rate changes on cash	678	65

Net decrease in cash and cash equivalents	(44,265)	(37,173)
Cash and cash equivalents of continuing operations at beginning of year	186,070	358,236
Cash and cash equivalents of discontinued operations at beginning of year	—	239
Less: Cash and cash equivalents of discontinued operations at end of period	—	538

Cash and cash equivalents at end of period	$141,805	$320,764

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is one of the world’s leading leaf tobacco merchants and processors. The Company previously had operations in lumber and building products and in agri-products. The lumber and building products businesses, along with a portion of the agri-products operations, were sold during fiscal year 2007. The remaining agri-products businesses, or the assets of those businesses, were sold during fiscal year 2008. The lumber and building products operations and the agri-products operations are reported as discontinued operations for all periods in the Company’s financial statements.

Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This press release should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

NOTE 2. GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At June 30, 2008, the Company’s total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $180 million. About 57% of these guarantees expire within one year, and nearly all of the remainder expire within five years. The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party banks. Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to third-party banks could result in a liability for the subsidiary under the related guarantee; however, in that case, the subsidiary would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount, $180 million, and any unpaid accrued interest ($170 million plus unpaid accrued interest as of June 30, 2007, and $218 million plus unpaid accrued interest at March 31, 2008). The accrual recorded for the fair value of the guarantees was approximately $14 million and $9 million at June 30, 2008 and 2007, respectively, and approximately $13 million at March 31, 2008. The accrual was increased by approximately $1.3 million in the quarter ended June 30, 2008, due to the adoption of SFAS 157, “Fair Value Measurements.” In addition to these guarantees, the Company has other contingent liabilities totaling approximately $59 million, primarily related to a bank guarantee that bonds an appeal of a 2006 fine in the European Union.

Various subsidiaries of the Company are involved in other litigation and tax examinations incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

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Universal Corporation

NOTE 3. EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the periods presented in the consolidated statements of income.

	Three Months Ended June 30,
(in thousands, except per share data)	2008	2007
Basic Earnings Per Share
Numerator for basic earnings per share
From continuing operations:
Income from continuing operations	$21,111	$18,178
Less: Dividends on convertible perpetual preferred stock	(3,712)	(3,713)

Earnings available to common shareholders from continuing operations	17,399	14,465

From discontinued operations:
Earnings available to common shareholders from discontinued operations	—	530

Net income available to common shareholders	$17,399	$14,995

Denominator for basic earnings per share
Weighted average shares outstanding	26,897	27,126

Basic earnings per share:
From continuing operations	$0.65	$0.53
From discontinued operations	—	0.02

Net income per share	$0.65	$0.55

Diluted Earnings Per Share
Numerator for diluted earnings per share
From continuing operations:
Earnings available to common shareholders from continuing operations	$17,399	$14,465
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	—	—

Earnings available to common shareholders from continuing operations for calculation of diluted earnings per share	17,399	14,465

From discontinued operations:
Earnings available to common shareholders from discontinued operations	—	530

Net income available to common shareholders	$17,399	$14,995

Denominator for diluted earnings per share:
Weighted average shares outstanding	26,897	27,126
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	—	—
Employee share-based awards	218	433

Denominator for diluted earnings per share	27,115	27,559

Diluted earnings per share:
From continuing operations	$0.64	$0.52
From discontinued operations	—	0.02

Net income per share	$0.64	$0.54

NOTE 4. INCOME TAXES

The Company’s consolidated effective income tax rate on pre-tax earnings from continuing operations for the quarter ended June 30, 2008, and expected for fiscal year 2009, was approximately 33%. The rate was lower than the 35% U.S. federal statutory rate, primarily due to anticipated utilization in the current fiscal year of foreign tax credit carryforwards, for which a valuation allowance had previously been established. This anticipated utilization is due to the impact on the Company’s overall tax position of the continued weakness of the U.S. dollar relative to the Brazilian currency and expected effects of tax planning. Under accounting guidance for

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Universal Corporation

income taxes, the reversal of the valuation allowance is treated as an adjustment to the effective tax rate for the year in which the determination is made to the extent the change is due to current fiscal year income. The impact of reversing the allowance is a reduction in income tax expense for the year of approximately $3 million. Another important factor contributing to the lower effective tax rate is the expected improvement in earnings in the African region where income tax rates are generally below the U.S. rate because of the structure of the ownership of the region. This factor more than offsets the impact of state taxes on income projected to be earned in the United States.

For the quarter ended June 30, 2007, the effective income tax rate was approximately 38.5%. The rate was higher than the U.S. federal statutory income tax rate primarily because of excess foreign taxes recorded in countries where the tax rates exceed the U.S. rates. In addition, the restructuring charges provided tax benefits at a rate that was lower than the statutory rate, which increased the effective tax rate for the quarter.

NOTE 5. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended June 30,
(in thousands of dollars)	2008	2007
SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$48,427	$34,764
Other regions (1)	401,485	343,287

Subtotal	449,912	378,051
Other tobacco operations (2)	56,375	72,166

Consolidated sales and other operating revenues	$506,287	$450,217

OPERATING INCOME (LOSS)
Flue-cured and burley leaf tobacco operations:
North America	$(426)	$(5,185)
Other regions (1)	35,185	32,258

Subtotal	34,759	27,073
Other tobacco operations (2)	3,378	7,131

Segment operating income	38,137	34,204
Less:
Equity in pretax earnings (loss) of unconsolidated affiliates (3)	(50)	1,143
Restructuring costs (4)	—	3,304

Consolidated operating income	$38,187	$29,757

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)	Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.
(3)	Item is included in segment operating income, but not included in consolidated operating income.
(4)	Item is not included in segment operating income, but is included in consolidated operating income.

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